As filed with the U.S. Securities and Exchange Commission on April 2, 2018

Registration No. 333-220583

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANCORP.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1042001 (I.R.S. Employer Identification No.)

255 E. Fifth Street, Suite 700

Cincinnati, Ohio 45202
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (877) 322-9530

__________________________

MainSource Financial Group, Inc. 2007 Stock Incentive Plan

(Full title of the plan)

__________________________

Karen B. Woods, Esq.

General Counsel and Corporate Secretary

255 E. Fifth Street, Suite 700

Cincinnati, Ohio 45202

(513) 887-5400

(Name, address, and telephone number including area code, of agent for service)

Copy of all communications to:

James J. Barresi, Esq.

Squire Patton Boggs (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, Ohio 45292

(513)-361-1260

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting Registrant. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting Registrant)	Smaller reporting Registrant ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate offering Per Share (1)	amount of registration fee(2)
Common Stock, no par value per share	83,551(1)	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 to Form S-4 on Form S-8 covers shares of First Financial Bancorp.’s common stock, no par value (the “Common Stock”), originally registered on the Registration Statement on Form S-4 (No. 333-220583), issuable under options assumed by the registrant and, pursuant to Rule 416 under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and rights that may be offered or issued in respect of such options pursuant to the MainSource Financial Group, Inc. 2007 Stock Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or other transactions.
(2)	The registration fee in respect of such shares of Common Stock was previously paid at the time of the filing of the Registration Statement on Form S-4 on September 22, 2017.

EXPLANATORY NOTE

First Financial Bancorp. (“First Financial,” the “Company,” the “Registrant,” the “registrant,” “we,” “our,” “ours” or “us”) hereby amends its Registration Statement on Form S-4 (No. 333-220583) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S–8 (the “Form S-8”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 83,551 shares of common stock, no par value, of First Financial (“First Financial Common Stock”) as described below. These shares were initially registered by the registrant on the Form S-4, which became effective on October 18, 2017. The Form S-4, as amended by the Form S-8, is referred to as the “Registration Statement.”

On April 1, 2018, MainSource Financial Group, Inc. (“MainSource”) was merged with and into First Financial (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of July 25, 2017, by and between First Financial and MainSource (the “Merger Agreement”). Under the terms of the Merger Agreement, each option previously granted by MainSource under the MainSource Financial Group, Inc. 2007 Stock Incentive Plan (the “Plan”) that was outstanding and unexercised immediately prior to the effective time of the Merger was fully vested and assumed by First Financial, and was converted into a stock option exercisable for First Financial Common Stock. This Form S-8 relates to 83,551 shares of First Financial Common Stock originally registered on the Form S-4 that may be issued following the Merger upon the exercise of assumed options held by employees of First Financial that were originally granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plans as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
(b)

Current Reports on Form 8-K filed with the SEC on January 3, 2018, January 18, 2018, January 29, 2018, February 6, 2018, February 13, 2018, February 22, 2018, February 27, 2018, March 9, 2018, March 29, 2018 and April 2, 2018;

(c)	Proxy Statement on Schedule 14A for the 2017 Annual Meeting of Shareholders, filed on April 13, 2017; and
(d)	The description of the Registrant’s Common Stock contained in the Prospectus filed with the SEC on October 19, 2017.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, no report of the Compensation Committee of the Board of Directors of the Registrant, no report of the Audit Committee of the Board of Directors of the Registrant and no performance graph included in any Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference, and to the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is “furnished” to, rather than “filed” with, the SEC, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or deemed to be a part of this Registration Statement modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the First Financial Common Stock which may be issued under the Plan has been passed upon by Shannon M. Kuhl, Esq., Chief Risk Officer of the Registrant, who at March 30, 2018 beneficially owned 14,438 shares of First Financial Common Stock, inclusive of 8,607 shares of restricted stock which remain subject to forfeiture until vested.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 1701.13(E) of the Ohio General Corporation Law (the “OGCL”), directors, officers, employees and agents of an Ohio corporation have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in any action, suit or proceeding to the extent they are successful, on the merits or otherwise, in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding.

Section 1701.13(E) of the OGCL permits a corporation to indemnify its directors, officers, employees or agents or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than derivative actions, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.

Under Section 1701.13(E), a corporation may also provide indemnification in derivative actions for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions. A corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses (including attorneys’ fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity as the court deems proper. In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL.

Section 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The foregoing discussion is necessarily subject to the complete text of Section 1701.13(E), which provides for indemnification of directors, officers and other parties in certain circumstances, and is qualified in its entirety by reference thereto.

Article SIXTH of the Amended and Restated Articles of Incorporation of the Company, as amended, provides that each person who is or was a director, officer, employee or agent of the Company shall be indemnified by the Company to the full extent permitted by the Ohio Revised Code against any liability, cost or expense incurred by such person in such capacity, or arising out of such person’s status as a director, officer, employee or agent of the Company. Article IV of the Amended and Restated Regulations of the Company, as amended, provides that the Company shall, to the full extent permitted by the OGCL, indemnify all persons whom it may indemnify.

The Company maintains insurance policies under which directors and officers of the Company and its subsidiaries are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or its subsidiaries.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	DESCRIPTION
3.1	Amended and Restated Articles of Incorporation of First Financial Bancorp. (reflecting all amendments filed with the Ohio Secretary of State) [for purposes of SEC reporting compliance only - not filed with the Ohio Secretary of State] (filed as Exhibit 3.2 to the Form S-3 on July 31, 2014 and incorporated herein by reference) (File No. 333-197771).

3.2	Amended and Restated Regulations of First Financial Bancorp. (filed as Exhibit 3.1 to the Form 8-K filed on July 29, 2015 and incorporated herein by reference) (File No. 000-34762).

5.1	Opinion of Shannon M. Kuhl, Esq.

10.1	MainSource Financial Group, Inc. 2007 Stock Incentive Plan.

10.2	Form of Award Agreement for Archie M. Brown, Jr. under the MainSource Financial Group, Inc. 2007 Stock Incentive Plan.

10.3	Form of Stock Award Agreement under the MainSource Financial Group, Inc. 2007 Stock Incentive Plan (for Executives).

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Shannon M. Kuhl, Esq. (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature pages to this registration statement)

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, and the State of Ohio, on April 2, 2018.

FIRST FINANCIAL BANCORP.

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Karen B. Woods and James M. Anderson, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to the Registration Statement on Form S-4 (File No. 333-220583) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 2, 2018.

Signature	Title

/s/ Archie M. Brown, Jr. Archie M. Brown, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James M. Anderson James M. Anderson	Chief Financial Officer (Principal Financial Officer)

/s/ Scott T. Crawley Scott T. Crawley	Corporate Controller (Principal Accounting Officer)

/s/ Claude E. Davis Claude E. Davis	Executive Chairman of the Board and Director

[Signature Page to Form S-8 as Post-Effective Amendment No. 1 to Form S-4]

Signature	Title

/s/ J. Wickliffe Ach J. Wickliffe Ach	Director

/s/ Kathleen L. Bardwell Kathleen L. Bardwell	Director

/s/ William G. Barron William G. Barron	Director

/s/ Vincent A. Berta Vincent A. Berta	Director

/s/ Cynthia O. Booth Cynthia O. Booth	Director

/s/ Corinne R. Finnerty Corinne R. Finnerty	Director

/s/ Erin P. Hoeflinger Erin P. Hoeflinger	Director

/s/ Susan L. Knust Susan L. Knust	Director

/s/ William J. Kramer William J. Kramer	Director

/s/ John T. Neighbours John T. Neighbours	Director

/s/ Thomas M. O’Brien Thomas M. O’Brien	Director

/s/ Richard E. Olszewski Richard E. Olszewski	Director

/s/ Maribeth S. Rahe Maribeth S. Rahe	Director

[Signature Page to Form S-8 as Post-Effective Amendment No. 1 to Form S-4]

EXHIBIT INDEX

Exhibit Number	DESCRIPTION
3.1	Amended and Restated Articles of Incorporation of First Financial Bancorp. (reflecting all amendments filed with the Ohio Secretary of State) [for purposes of SEC reporting compliance only - not filed with the Ohio Secretary of State] (filed as Exhibit 3.2 to the Form S-3 on July 31, 2014 and incorporated herein by reference) (File No. 333-197771).

3.2	Amended and Restated Regulations of First Financial Bancorp. (filed as Exhibit 3.1 to the Form 8-K filed on July 29, 2015 and incorporated herein by reference) (File No. 000-34762).

5.1	Opinion of Shannon M. Kuhl, Esq.

10.1	MainSource Financial Group, Inc. 2007 Stock Incentive Plan.

10.2	Form of Award Agreement for Archie M. Brown, Jr. under the MainSource Financial Group, Inc. 2007 Stock Incentive Plan.

10.3	Form of Stock Award Agreement under the MainSource Financial Group, Inc. 2007 Stock Incentive Plan (for Executives).

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Shannon M. Kuhl, Esq. (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature pages to this registration statement)